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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


                               (AMENDMENT NO. __)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                 MASSBANK CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    576152102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-l(d)



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CUSIP NO. 576152102              SCHEDULE 13G                PAGE 2 OF 6 PAGES
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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Gerard H. Brandi
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
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                            5.   SOLE VOTING POWER

                                 62,833
    NUMBER OF               ----------------------------------------------------
     SHARES                 6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                     89,843
      EACH                  ----------------------------------------------------
    REPORTING               7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                      47,497
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                 89,843
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9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           162,574 (FN1)
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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               [ ]
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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.1% (FN 1)
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 576152102              SCHEDULE 13G                PAGE 3 OF 6 PAGES
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ITEM 1(a).            NAME OF ISSUER:

                      MASSBANK CORP.
                      ----------------------------------------------------------

ITEM 1(b).            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      123 Haven Street, Reading, MA 01867
                      ----------------------------------------------------------

ITEM 2(a).            NAME OF PERSON FILING:

                      Gerard H. Brandi
                      ----------------------------------------------------------

ITEM 2(b).            ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                      RESIDENCE:

                      123 Haven Street, Reading, MA 01867
                      ----------------------------------------------------------

ITEM 2(c).            CITIZENSHIP:

                      USA
                      ----------------------------------------------------------

ITEM 2(d).            TITLE OF CLASS OF SECURITIES:

                      Common Stock
                      ----------------------------------------------------------

ITEM 2(e).            CUSIP NUMBER:

                      576152102
                      ----------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)     [ ]    Broker or dealer registered under Section 15 of the
                             Exchange Act;

              (b)     [ ]    Bank as defined in Section 3(a)(6) of the Exchange
                             Act;

              (c)     [ ]    Insurance company as defined in Section 3(a)(19) of
                             the Exchange Act;

              (d)     [ ]    Investment company registered under Section 8 of
                             the Investment Company Act;

              (e)     [ ]    An investment adviser in accordance with Rule
                             13d-1(b)(1)(ii)(E);

              (f)     [ ]    An employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(1)(ii)(F);


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CUSIP NO. 576152102              SCHEDULE 13G                PAGE 4 OF 6 PAGES
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              (g)     [ ]    A parent holding company or control person in
                             accordance with Rule 13d-1(b)(1)(ii)(G);

              (h)     [ ]    A savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act;

              (i)     [ ]    A church plan that is excluded from the definition
                             of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)     [ ]    Group, in accordance with Rule 13d-1(1)(ii)(J).

ITEM 4.        OWNERSHIP.

               (a)    Amount beneficially owned:

                      162,574 (FN 1)
                      ----------------------------------------------------------

               (b)    Percent of class:

                      5.1% (FN 1)
                      ----------------------------------------------------------

               (c)    Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote    62,833
                                                                       ---------

                      (ii)  Shared power to vote or to direct the vote  89,843
                                                                       ---------

                      (iii) Sole power to dispose or to direct the
                            disposition of                              47,497
                                                                       ---------

                      (iv)  Shared power to dispose or to direct the
                            disposition of                              89,843
                                                                       ---------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable

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CUSIP NO. 576152102              SCHEDULE 13G                PAGE 5 OF 6 PAGES
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ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable

ITEM 10.       CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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(FN1) Aggregate amount of beneficial ownership reported includes 811 shares held by Mr. Brandi as custodian for various nieces and nephews and 9,898 shares owned by Mr. Brandi's spouse, as to all of which shares Mr. Brandi disclaims beneficial ownership.

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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 13, 2001
                                           -------------------------------------
                                           (Date)


                                           /s/ Gerard H. Brandi
                                           -------------------------------------
                                           (Signature)


                                           Gerard H. Brandi, Chairman, President
                                           and Chief Executive Officer

                                           MASSBANK CORP.
                                           -------------------------------------
                                           (Name/Title)